ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made this 29th day of October, 2018 by and between Dot Com LLC, DBA Seattle software Developers a Washington corporation ("Seller"), and Pelican Delivers, Inc., a State of Washington corporation ("Buyer").

RECITALS

A.	Seller has the exclusive rights and ownership of fully developed software for the marijuana industry that includes an Order Management Application for dispensaries that allows vendors lo manage users, inventory, orders and sales.

The software also includes a user friendly native mobile application built in both iOS and Android that allows consumers to easily order cannabis products for delivery to consumers.

The software also has a mobile application built in iOS for deliveries, ID checks, payment processing, and updating delivery status for Delivery drivers lo download and use.

This Order Management Application Software ("The Software Assets") is the subject of this Agreement.

There are no encumbrances and/or liens of any kind on The Software Assets.

B.	Buyer desires to purchase The Software Assets from the Seller.
C.	Seller desires to sell The Software Assets to Buyer, on the tem1s and conditions set forth below.

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Sale of Seller's The Software Assets. Seller agrees to sell Lo Buyer, and Buyer agrees to purchase from Seller "The Software Assets". The Software Assets will be transferred to Buyer and delivered to Buyer on the Closing Date and/or by such other documentation as may be necessary with respect to particular Software Assets. Seller expressly warrants that Seller has the exclusive rights and sole ownership of The Software Assets (free and clear of any and all encumbrances) and will transfer all of such rights and good and marketable ownership to Buyer at the end of the payment terms in conjunction with this Agreement.

2. Purchase Price. The total purchase price for The Software Assets shall be THREE HUNDRED EIGHTY TIIOUSAND DOLLARS AND 00/100 DOLLARS ($380,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

2.1.	Non-Refundable Deposit. Buyer shall make a SEVENTY FIVE JHOUSAND DOLLAR AND 00/100 ($75,000.00) non-refundable deposit by wire and/or certified funds no later than October 30th, 2018.

The Deposit shall be entirely non-refundable.

Buyer shall wire funds or bring certified check as follows:

Chase Bank

1955 156th Avenue NE Bellevue, Washington 98007

Dot Corn LLC

Routing:325070760

Account: 676313880

This will leave a balance of THREE HUNDRED FIVE THOUSAND DOLLARS AND 00/100 ($305,000.00).

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2.2.	Transfer of Software Assets.

No later than October 30th, 2018, or once Buyer has made the non-refundable down payment into Sellers account, Seller shall immediately transfer "The Software Assets" to Buyer by Creating an AWS account for Buyer on Buyer's own hosting provider, (or allowing Buyer to create the account) and then once hosting account is created under Buyers hosting, transferring all of the code to Buyers hosting account.

All of the code will reside on Buyers hosting account and any changes made to improve the software in the future by a software firm of Buyer's choice, or by Seattle Software Developers will be done on client's server.

2.3.	Payments and Transfer of Legal ownership of Software Assets.

Buyers shall make eleven (11) interest free monthly payments to Seller starting on December l5th, 2018 in the amount of TWENTY FIVE THOUSAND DOLLARS AND NO ($25,000) and ending on October 15th, 2019.

There will be ONE FINAL payment of THIRTY THOUSAND DOLLARS AND NO ($30,000) dollars due November 15th, 2019.

Each payment will be due on the 15th of each month.

Once final payment of $30,000 dollars is made on November 30th, 2019 Seller shall transfer over Legal rights to the software in the form of a bill of sale.

BUYER WILL BE ABLE TO PAY OFF BALANCE EARLY WITH NO PENATLY IF BUYER SO DESIRES.

Payments are to be made via check or wire at the offices of Seattle Software Developers and/or via bank at:

Chase Bank

1955 156th Avenue NE Bellevue, Washington 98007

Dot Com LLC

Routing: 325070760

Account:676313880

3.	Taxes. Each party shall be responsible for payment of any taxes associated with their portion of this transaction.

4.	Mutual Indemnification. Seller hereby indemnifies and holds harmless Buyer with respect to any claims or liability of any nature, including any reasonable attorney's fees or costs incurred by Buyer based on any such claims, on account of the ownership or use of The Software Assets, which arise before The Software Assets are transferred to Buyer.

Buyer hereby indemnifies and holds Seller harmless with respect to any claims or liability of any nature, including any reasonable attorney's fees or costs incurred by Seller based on any such claims, on account of any claim based on ownership or use of The Software Assets, which arise after the date upon which Seller transfers The Software Assets. For purposes of this Agreement, a claim arises at the time the event occurs giving rise to the potential liability, regardless of whether it is discovered, or a claim brought after Closing.

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5.	Miscellaneous Provisions.

5.1.	Termination. Seller may terminate this Agreement without cause at any time before the Final Cash Payment is made. In the event of termination, Seller shall refund any monies paid by Seller, including the Deposit.

5.2.	Further Documentation and Assurances. The parties shall cooperate in executing such documents and taking such actions as may be required or beneficial for carrying out the terms of this Agreement.

5.3.	Controlling Law, Jurisdiction and Venue. The Agreement shall be construed and interpreted in accordance with the laws of the State of Washington. Subject to the arbitration provisions below, venue and jurisdiction for any suit arising out of or related to this Agreement or the transaction contemplated hereby shall be in King County, Washington, and the parties hereby expressly consent to such jurisdiction and venue without giving effect to any choice or conflict of Jaw provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Washington.

5.4.	Notices. Notice to a party may be given by personal delivery or by first-class mail (certified, return receipt requested) to the address of the party slated below, or such other address of which the party may hereafter give notice. Notice shall be deemed given when personally delivered, or three (3) business days after mailing.

5.5.	Attorney’s Fees and Costs. Each party shall be responsible for their own attorneys' fees and costs incurred in this matter. In the event of any claimed breach or default under this Agreement, then the substantially prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs incurred because of the claimed default or breach, regardless of whether litigation is actually commenced.

5.6.	Broker's Fee. The parties represent and warrant to each other that no broker or agent has been involved in this transaction, and no commission shall be owing to any agent or broker upon consummation of this Agreement.

5.7.	Paragraph Heading. Paragraph headings are solely for the convenience of the reader and may not be relied on in interpretation or construction of this document.

5.8.	Interpretation, Construction. Buyer acknowledges and agrees that it had the full opportunity to obtain independent counsel to review this Agreement and any other documents executed in connection herewith, and that no rule of construction or interpretation shall be applied based on which party drafted the Agreement or such other documents.

5.9.	Waiver. No waiver of any of the terms or conditions of this Agreement shall be binding or effective for any purpose unless expressed in writing and executed by each affected party with regard to the same.

5.10.	Heirs, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties, subject to any limitations of assignment herein.

5.11.	Severability. In the event that a part of this Agreement is declared void or against public policy, those provisions shall be deleted and the remaining provisions shall be given full force and effect in the same manner as though the deleted portions had never been included and, to that extent, this Agreement is severable.

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5.12.	Counterparts, Faxed Signatures. This Agreement may be signed in multiple counterparts by the parties, and all of the counterparts together shall constitute the complete agreement. Signatures obtained by facsimile transmittal shall be valid and binding.

5.13.	Disputes. In the event that any dispute relating to or arising from this Agreement cannot be settled by the parties, then the dispute shall be resolved by arbitration in Seattle, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association existing at the date of submission. The parties or their counsel shall select a single arbitrator to arbitrate this dispute. If the parties cannot agree on an arbitrator, then the presiding judge of the Superior Court of the State of Washington for King County shall select an arbitrator. The resolution of any dispute by the arbitrator shall be final and binding, with any judgment upon an award entered in the Superior Court of the State of Washington for King County. The arbitrator shall award reasonable attorney's fees to the substantially prevailing party, including fees incurred in enforcing any arbitration award.

5.14.	Entire Agreement. This Agreement, including all exhibits and attachments hereto, constitutes the complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any prior oral or written agreements, understandings or representations. This Agreement may not be changed, terminated, modified, supplemented or amended in any way except by a writing signed by all parties.

5.15.	Closing Date. The closing date shall be on or before October 29th, 2018.

SELLER: DOT COM LLC Corporation By: /s/ Dan Anderson Dan Anderson, Shareholder Address: 227 Bellevue Way NE Bellevue WA 98004	BUYER: Pelican Delivers Inc. By: /s/ Dave Comeau Dave Comeau, Shareholder Address: 5452 Pineridge Drive Bremerton, WA 98311

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